Exhibit 5

DLA Piper Rudnick Gray Cary US LLP
6225 Smith Avenue
Baltimore, MD 21209
T 410.580.3000
F 401.580.3001
W www.dlapiper.com

February 1, 2005

PHH Corporation
3000 Leadenhall Road
Mr. Laurel, New Jersey 08054

Re:	Registration Statement on Form S-8

Dear Ladies and Gentlemen:

     We have acted as counsel for PHH Corporation, a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended. The Registration Statement registers 7,500,000 shares of the common stock, par value $0.01 per share, of the Company (the “Shares”) issuable pursuant to the Company’s 2005 Equity and Incentive Plan (the “Plan”).

     In rendering the opinion expressed herein, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

(a)	The Registration Statement.

(b)	The Plan.

(c)	The amended and restated articles of incorporation of the Company (the “Charter”), as in effect on the date hereof and the bylaws of the Company (the “Bylaws”), as amended and restated and in effect on the date hereof.

(d)	Certified resolutions of the Board of Directors of the Company relating to the authorization of the Plan, the filing of the Registration Statement and the issuance of the Shares.

(e)	A short-form good standing certificate for the Company, dated a recent date, issued by the Maryland State Department of Assessments and Taxation.

(f)	A Certificate of Secretary of the Company, dated the date hereof (the “Certificate”), as to certain factual matters.

PHH Corporation
February 1, 2005

(g)	Such other documents as we have considered necessary to the issuance of this opinion.

     Our opinion set forth above is subject to the following general qualifications and assumptions:

     (1) The foregoing opinion is rendered as of the date hereof. We assume no obligation to update or supplement this opinion if any laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

     (2) We have made no investigation as to, and we express no opinion concerning, any laws other than the laws of the State of Maryland.

     (3) We express no opinion as to compliance with the securities or “blue sky” laws or principles of conflicts of laws of Maryland or any other jurisdiction.

     (4) We assume that the issuance of the Shares, together with any other outstanding shares of Common Stock, will not cause the Company to issue shares of Common Stock in excess of the number of such shares authorized by the Company’s Charter.

     (5) This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DLA Piper Rudnick Gray Cary US LLP

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